SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 4, 2001
Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

DELAWARE	0-19371	77-0187280

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)

incorporation)

4600 N. Beach Street, Haltom City, Texas (Address of principal executive offices)	76137 (Zip Code)

(817) 605-5300
(Registrant’s telephone number)

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

     Amendment to Rights Agreement

     On September 4, 2001 the Board of Directors of PharmChem, Inc., a Delaware corporation (the “Company”), amended (the “Amendment”) the Rights Agreement (the “Rights Agreement”) between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The Amendment was adopted in contemplation of the possibility of the Company entering into agreements for the issuance of subordinated debt in an aggregate amount of $1,500,000 (anticipated to be in the form of unsecured subordinated notes and warrants for an aggregate of 150,000 shares of the Company’s common stock). The agreements are currently being negotiated with certain stockholders of the Company, including Micro Cap Partners, LP, which is an Exempted Person (as defined below). The Company may enter into such agreements and issue such notes and warrants if certain waivers from the Company’s senior lender and other conditions customary in such transactions are satisfied

     The Rights Agreement provides in part that if a person or group becomes an “Acquiring Person,” (i.e., by acquiring 15 percent or more of the Company’s outstanding common stock), holders of rights other than the Acquiring Person can exercise the rights, thereby acquiring common stock from the Company at a bargain price. As in effect prior to the Amendment, the Rights Agreement excluded any person or group that already held, as of 5:00 p.m., California time, on November 30, 1999, 15 percent or more of the Company’s outstanding common stock from Acquiring Person status (an “Exempted Person”) unless it accumulated 27 percent or more of the Company’s common stock.

     The Amendment adopted by the Board of Directors permits persons previously excluded from Acquiring Person status until they acquired 27 percent of the Company’s outstanding common stock to retain their exclusion up to a 30 percent ownership level. The Company has on the date hereof amended its Form 8-A registration statement covering the rights issued pursuant to the Rights Agreement to reflect the Amendment. Such Form 8-A contains a more extensive summary of the Rights Agreement.

     This Item 5 disclosure contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, which are subject to the “safe harbor” created by these Sections. The actual outcome of the negotiations disclosed herein could differ materially from those projected in the forward-looking statements. The Company’s ability to raise capital through the possible transactions disclosed in this Item 5 is subject to uncertainties, including without limitation the satisfaction of certain conditions relating to the issuance of the subordinated debt described herein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMCHEM, INC.

Dated: September 5, 2001	By:	/s/ DAVID A. LATTANZIO David A. Lattanzio Chief Financial Officer and Vice President, Finance and Administration (Principal Financial and Accounting Officer)